                                                                       EXHIBIT E

                               ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (this "Agreement") is made and entered into as of May 18, 1999 by and between Medcare Technologies, Inc., a Delaware corporation (referred to herein as the "Company"), the investors listed on Schedule A attached hereto (collectively, "Buyers"), and American National Bank and Trust Company of Chicago, as escrow agent (sometimes referred to herein as the "Bank" or the "Escrow Agent").

                                   RECITALS

     Through a private placement (the "Placement"), the Company has sold to Buyers pursuant to the terms and conditions set forth in that certain Securities Purchase Agreement (the "Purchase Agreement") dated May 18, 1999, an aggregate of 400 shares of the Company's Series B Convertible Preferred Stock (the "Initial Preferred Shares") along with the related warrants (the "Warrants").

     The Company wishes to appoint the Bank as Escrow Agent to hold the aggregate amount of consideration that the Buyers are required to deliver in connection with the purchase of the Initial Preferred Shares at the Initial Closing (such amount, the "Escrow Amount"), as contemplated under the Purchase Agreement, and subsequently to dispose of such Escrow Amount as hereinafter provided.

                                  AGREEMENTS

     In consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1. Appointment of Escrow Agent; Acceptance. The Company hereby appoints and designates the Bank as Escrow Agent for the purposes set forth herein, and the Bank hereby accepts such appointment on the terms and conditions set forth herein.

2. Delivery of Escrow Amount to the Escrow Agent. On the Initial Closing Date, each Buyer shall deposit its proportionate amount of the Escrow Amount, as determined pursuant to the Purchase Agreement, with the Escrow Agent by wire transfer of immediately available funds in accordance with the Escrow Agent's written wire instructions.

3. Release and Disbursement of the Escrow Amount Upon Approval Notice. At (i) the Company's 1999 Annual Meeting of Shareholders, or (ii) a Special Meeting of Shareholders, as the case may be, the Company's shareholders will vote whether to approve the issuance of the Series B Convertible Preferred Stock and related warrants pursuant to the terms and conditions of the Purchase Agreement (the "Transaction"). Within one (1) business day of the Company's Annual Meeting, the President of the Company shall cause American Stock Transfer Company ("ASTC"), or, in the event ASTC is not the Company's transfer agent at such time, LaSalle National Bank, Harris Trust and Savings Bank or another independent third party mutually acceptable to the Company and the Buyers, as the case may be, to deliver to the Escrow Agent, with a copy to each of the Buyers, a letter certifying the outcome of the vote of the Company's shareholders regarding the Transaction (the "Certification Letter"). In the event that the Certification Letter notifies the Escrow Agent that the Company's shareholders approved the Transaction (such, an "Approval Notice"), the Escrow Agent shall immediately disburse to the Company the entire Escrow Amount, including all interest thereon.

4. Release and Disbursement of Escrow Amount Upon Disapproval Notice or Lack of Approval. In the event that the Escrow Agent (a) receives a Certification Letter indicating that the Company's shareholders have not approved the Transaction (such, a "Disapproval Notice"), (b) has neither received an Approval Notice nor a Disapproval Notice on or before August 2, 1999 (the "Notice Cut-Off Date") or (c) on or prior to the date that is seven (7) days after the date hereof, receives a Due Diligence Notice (as defined below), then (unless, solely in the case of the circumstance set forth in sub-clause
    (b), the Escrow Agent has received specific written instructions from holders of at least two-thirds (2/3) of the Initial Preferred Shares outstanding, which instructions agree to extend the

    Notice Cut-Off Date), the Escrow Agent shall disburse the Escrow Amount and all interest earned thereon to the Buyers (at their respective addresses set forth on the Schedule of Buyers attached hereto) in accordance with their respective contributions to the Escrow Amount. Each Buyer hereby acknowledges and agrees that in the event the Escrow Amount and all interest earned thereon is returned to the Buyers by the Escrow Agent pursuant to this Section 4, such receipt by the Buyers shall constitute, without further action or execution or delivery of documents of transfer, a full and complete redemption by the Company of the Initial Preferred Shares (including accrued but unpaid dividends thereon) held by each such Buyer. Each Buyer shall, promptly (but in no event later than three (3) business days following receipt of its allocable portion of the Escrow Amount and related interest) deliver to the Company, or to cause to be delivered to the Company, any and all certificates evidencing the Initial Preferred Shares (the "Preferred Stock Certificates") and Warrants issued to it or on its behalf pursuant to the terms and conditions of the Purchase Agreement. "Due Diligence Notice" shall mean a written notification executed by counsel to the Buyers indicating that, in the course of its due diligence review of the material agreements and other material documents (the "Material Documents") of the Company, it has determined that the consummation of the Transaction by the Company would violate, breach, conflict, contravene or constitute a default under any such Material Document.

5. Covenants of Buyers During Pendency of Escrow. Unless and until the earlier of (a) the date the Escrow Amount is disbursed to the Company in accordance with the terms of Section 3 hereof, and (b) August 2, 1999, the Buyers agree and covenant that, notwithstanding the rights of the Buyers or agreements made with respect to the Initial Preferred Shares or the Warrants, whether in the Certificate of Designations, Preferences and Rights relating to the Series B Convertible Preferred Stock (the "Certificate"), the Purchase Agreement, or otherwise, no Buyer shall, either separately or jointly, directly or indirectly, do any of the following: (a) exercise or transfer (including without limitation by sale, exchange or hypothecation) all or any portion of its respective rights, title and interest in and to the Warrants;
    (b) transfer (including without limitation by sale, exchange or hypothecation) all or any portion of its respective rights, title and interest in and to the Initial Preferred Shares; (c) exercise its rights to convert all or any portion of the Initial Preferred Shares into Common Stock of the Company in accordance with Section 2 of the Certificate; or (d) exercise its rights to have the Company redeem all or any portion of the Initial Preferred Shares in accordance with Section 3 of the Certificate (except such Buyer's rights of redemption as set forth in Section 4(l) of the Purchase Agreement or Section 4 of this Escrow Agreement).

6. Investment of Funds. The Escrow Agent shall invest the Escrow Amount in interest-bearing securities, bank deposits and/or so-called "money market funds" established and managed by nationally recognized firms, as selected by the Company. All interest earned on the Escrow Amount shall be paid as specifically provided in this Agreement.

7. Responsibility of Escrow Agent. The Company agrees that the Escrow Agent shall not be liable to the Company or to any other party for any actions or omissions except for actions or omissions resulting from the willful misconduct or gross negligence of the Escrow Agent.

The Escrow Agent may act in reliance upon any instrument or signature believed to be genuine and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so.

The Company shall indemnify the Escrow Agent against any losses, liabilities or expenses incurred by the Escrow Agent arising out of or in connection with this Agreement (including the costs incurred to defend itself against any claims or liabilities) except for such losses, liabilities or expenses arising from the gross negligence or willful misconduct of the Escrow Agent. This provision shall remain in effect despite any termination of this Escrow Agreement or the resignation or removal of the Escrow Agent.

The Escrow Agent shall have no duties or responsibilities except as expressly provided in this Agreement and shall neither be obligated to recognize nor have any liability or responsibility arising under any other agreement to which the Escrow Agent is not a party, even though reference thereto may be made herein.

In case any property held by the Escrow Agent hereunder shall be attached, garnished or levied upon (unless such attachment, garnishment or levy shall be initiated by or at the direction of the Company) under any order of court, or the delivery thereof shall be stayed or enjoined by any order of court, or any other judgment or decree shall be made or entered by any court affecting such property, or any part thereof, or any act of the Escrow Agent, the Escrow Agent is hereby expressly authorized in its sole discretion to obey and comply with all writs, orders, judgments or decrees so entered or issued, whether with or without jurisdiction, and in case the Escrow Agent obeys and complies with any such writ, order, judgment or decree it shall not be liable to the Company or any Buyer, their successors, heirs or personal representatives or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order, judgment or decree be subsequently reversed, modified, annulled, set aside or vacated.

The Escrow Agent shall not be under any duty to give the property held hereunder any greater degree of care than it gives its own similar property.

The Escrow Agent makes no representation as to the validity, value, genuineness or the collectibility of any security or other document or instrument held by or delivered to it under this Escrow Agreement.

8. Withdrawal or Removal of Escrow Agent. The Company may remove the Escrow Agent at any time upon prior written notice, provided that the Company has appointed a national or Illinois state bank with assets of at least $100,000,000 to serve as successor Escrow Agent. The Escrow Agent may resign upon thirty (30) days' written notice to the parties. After any such removal or withdrawal, the Escrow Agent shall be required to take no action with respect hereto except to deliver the Escrowed Items to a successor agent or to return the Escrowed Items to the respective Investors from whom they originated.

9. Termination. This Escrow Agreement shall terminate upon delivery of the Escrow Amount pursuant hereto. All persons shall be conclusively bound as against the Escrow Agent by any delivery pursuant to the terms of this Escrow Agreement.

10. Indemnity. In consideration of the Company's execution and delivery of the documents related to the Transaction, including but not limited to the Warrants, Purchase Agreement and the Certificate (collectively, the "Transaction Documents"), in addition to all of the Buyers' other obligations under the Transaction Documents, the Buyers shall defend, protect, indemnify and hold harmless the Company and all of its stockholders, officers, directors, employees and direct or indirect investors and any of the foregoing persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any breach of any warranty or covenant made by any Buyer in Section 5 hereof or (b) the failure by any Buyer to deliver (or cause to be delivered) to the Company all of the Preferred Stock Certificates or the Warrants to the Company within three (3) days of the Buyer's receipt of the Escrow Amount (as described in Section 4 hereof).

11. Notices. Notices hereunder shall be deemed properly delivered when and if either (i) personally delivered; or (ii) one (1) business day after deposit with Federal Express or other commercial overnight courier; or (iii) the same day if delivered by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party; or (iv) two (2) business days after deposit in the U.S. Mail, by registered certified mail, return receipt requested, postage prepaid to the parties as set forth below:

          The Company:          Medcare Technologies, Inc.
                                1515 West 22nd Street, Suite 1210
                                Oak Brook, Illinois 60523
                                Attn:  Jeffrey S. Aronin

    With a copy to
    its attorneys:         Barack Ferrazzano Kirschbaum Perlman & Nagelberg
                           333 W. Wacker Drive
                           27th Floor
                           Chicago, Illinois  60606
                           Attn:  Michael J. Legamaro

    Buyers:                (See Schedule A attached hereto)
                                ----------

    The Escrow Agent:      American National Bank and Trust
                           900 75th Street
                           Willowbrook, Illinois  60521
                           Attn:  John O'Sullivan

12.  Miscellaneous.
     -------------

     (a) Amendments. This Escrow Agreement or any provision hereof may be amended, waived, discharged or terminated only by the written agreement of the parties.

     (b) Governing Law. This Agreement shall be governed by and construed under the laws of the State of Illinois.

     (c) Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

     (d) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof.

     (e) Severability. In case any provision of this Agreement shall be deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Escrow Agreement shall not in any way be affected or impaired thereby.

     (f) Expenses. The Company shall pay reasonable costs and expenses of the Escrow Agent hereunder.

     (g) Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing the Escrow Agreement.

     (h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              THE COMPANY:

                              MEDCARE TECHNOLOGIES, INC.

                              By:  /s/ Jeffrey S. Aronin
                                   ---------------------
                              Name: Jeffrey S. Aronin
                              Its:  President & CEO


                              THE BUYERS:

                              HFTP INVESTMENT L.L.C.

                              By:  Promethean Asset Management L.L.C.
                              Its: Investment Manager

                                 By:/s/ E. Kurt Kim
                                    ---------------
                                 Name: E. Kurt Kim
                                 Its:  Authorized Signatory

                              LEONARDO, L.P.

                              By:  Angelo, Gordon & Co., L.P.
                              Its: General Partner

                                 By:/s/ Michael L. Gordon
                                    ---------------------
                                 Name: Michael L. Gordon
                                 Its:  Chief Operating Officer

                              GAM ARBITRAGE INVESTMENTS, INC.

                              By:  Angelo, Gordon & Co., L.P.
                              Its: General Partner

                                 By:/s/ Michael L. Gordon
                                    ---------------------
                                 Name: Michael L. Gordon
                                 Its:  Chief Operating Officer

                              AG SUPER FUND INTERNATIONAL PARTNERS, L.P.

                              By:  Angelo, Gordon & Co., L.P.
                              Its: General Partner

                                 By:/s/ Michael L. Gordon
                                    ---------------------
                                 Name:  Michael L. Gordon
                                 Its:   Chief Operating Officer

                              RAPHAEL, L.P.

                                 By:/s/ Michael L. Gordon
                                    ---------------------
                                    Name: Michael L. Gordon
                                    Its:  Chief Operating Officer

                              RAMIUS FUND, LTD.

                              By: AG Ramius Partners, L.L.C., its Investment Advisor

                                 By:/s/ Michael L. Gordon
                                    ---------------------
                                    Name: Michael L. Gordon
                                    Its:  Managing Officer

                              THE ESCROW AGENT:

                              AMERICAN NATIONAL BANK AND TRUST
                              COMPANY OF CHICAGO

                              By:  /s/ John O'Sullivan
                                   -------------------
                              Name: John O'Sullivan
                              Its:  Vice President

                                  SCHEDULE A
                              SCHEDULE OF BUYERS

                                             Investor Address
         Investor Name                     and Facsimile Number
HFTP Investment L.L.C.            c/o Promethean Asset Management L.L.C.
                                  40 West 57th Street, Suite 1520
                                  New York, New York 10019
                                  Attn: E. Kurt Kim and James F. O'Brien
                                  Telephone:  212-698-0580
                                  Facsimile:  212-698-0505
                                  Residence:  New York

                                  With a copy to:

                                  Katten Muchin & Zavis
                                  525 West Monroe Street
                                  Suite 1600
                                  Chicago, Illinois  60661
                                  Attn:  Philip Adler

Leonardo, L.P.                    c/o Angelo, Gordon & Co., L.P.
                                  245 Park Avenue - 26th Floor
                                  New York, New York 10167
                                  Attention:  Gary Wolf or Ari Storch
                                  Facsimile:  (212) 867-6449
                                  Telephone:  (212) 692-2034
                                  Residence:  Cayman Islands

GAM Arbitrage Investments, Inc.   c/o Angelo, Gordon & Co., L.P.
                                  245 Park Avenue - 26th Floor
                                  New York, New York 10167
                                  Attention:  Gary Wolf or Ari Storch
                                  Facsimile:  (212) 867-6449
                                  Telephone:  (212) 692-2034
                                  Residence:  British Virgin Islands

AG Super Fund International       c/o Angelo, Gordon & Co., L.P.
 Partners, L.P.                   245 Park Avenue - 26th Floor
                                  New York, New York 10167
                                  Attention:  Gary Wolf or Ari Storch
                                  Facsimile:  (212) 867-6449
                                  Telephone:  (212) 692-2034
                                  Residence:  Cayman Islands

Raphael, L.P.                     c/o Angelo, Gordon & Co., L.P.
                                  245 Park Avenue - 26th Floor
                                  New York, New York 10167
                                  Attention:  Gary Wolf or Ari Storch
                                  Facsimile:  (212) 867-6449
                                  Telephone:  (212) 692-2034
                                  Residence:  Cayman Islands

Ramius Fund, Ltd.                 c/o Angelo, Gordon & Co., L.P.
                                  245 Park Avenue - 26th Floor
                                  New York, New York 10167
                                  Attention:  Gary Wolf or Ari Storch
                                  Facsimile:  (212) 867-6449
                                  Telephone:  (212) 692-2034
                                  Residence:  Bermuda

                                PROPOSAL NO. 4:

  To adopt the Company's 2000 Stock Option Plan and reserve 2,000,000 shares of Common Stock for issuance thereunder.

          The Board of Directors views the issuance of stock options to directors, consultants and employees as necessary in order to attract and maintain the services of individuals essential to the Company's long-term success. The purpose of the Plan is to encourage and enable the officers, employees, directors, consultants and advisors of the Company and its affiliates, upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business, to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company's welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company. A copy of the Company's 2000 Stock Option Plan (the "Plan") is included with this Proxy Statement as Exhibit F.

          The Plan will be administered by the Board of Directors and is designed to provide the Board of Directors with flexibility in the type of compensation awards that can be issued. The Plan allows for the Board of Directors to issue stock options, restricted share awards, performance share awards and share appreciation rights, to select the persons to whom awards may be granted, to determine the terms of each award, to interpret the provisions of the Plan and to make all other determinations necessary or advisable for the administration of the Plan. Please refer to Exhibit F for additional details.

          The reservation of 2,000,000 shares for issuance under the plan is expected to provide the Board of Directors with enough shares to adequately administer the Plan for a number of years. By issuing a large enough number of shares to extend over several years, the Company will save time and money by not having to go through the process of creating a new plan every year. The benefits or amounts, if any, that will be received by the executives and directors under this Plan have not been determined at this time.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE COMPANY'S 2000 STOCK OPTION PLAN AND RESERVATION OF 2,000,000 SHARES OF COMMON STOCK FOR ISSUANCE THEREUNDER.